Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

AERWINS TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.000001 per share	Rule 457(o)		$	$15,000,000	0.0001476	$2,214.00

		Total Offering Amounts/Net Fee Due			$15,000,000		$2,214.00
		Total Fees Previously Paid					$—
		Total Fee Offsets					$—
		Net Fee Due					$2,214.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.